SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 14, 2003

Date of Report (Date of earliest event reported)

Wireless Facilities, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-27231	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4810 Eastgate Mall, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

Wireless Facilities, Inc. (“WFI”) has been awarded several new contracts in the third quarter of 2003 that it believes will have a materially positive impact on WFI’s revenues and results of operations in the second half of 2003. WFI’s Mexican subsidiary was awarded a turnkey deployment project by Telefonica Moviles Mexico. Also, recently awarded to WFI’s Mexican subsidiary was a network deployment contract by TelCel (American Movile). Separately, WFI received two significant awards, including one with a US-based carrier, and the second, a global frame agreement with a major telecommunications equipment manufacturer. Like most of WFI’s customer contracts, these awards are cancelable by the customer, and WFI may not receive the anticipated revenues in the second half of 2003 or at all. Due to the cancelable nature of the contracts as well as the early stage of deployment of each of the projects, WFI does not have sufficient information to provide a precise estimate of the total amount of revenue, or the timing of the recognition of such revenue. Nonetheless, based upon information currently available, WFI believes that revenue from these new contracts will both replace revenue from projects that are scheduled to complete in 2003 and supplement our existing backlog.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, express or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; continued and additional slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; the adoption rate of new wireless data services; potential losses or lost opportunities arising from the Company’s operation of its variable cost model; potential write-offs of goodwill and other long-lived assets; financial constraints on our customers that could cause us to write off accounts receivable or terminate contracts; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 21, 2003 and in other filings made with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wireless Facilities, Inc.

Date: August 14, 2003	By:	/s/ MASOOD K. TAYEBI

Masood K. Tayebi Chief Executive Officer and President